Jason Industries Reports Fourth Quarter and Full Year 2014 Results
Provides Fiscal 2015 Revenue and Adjusted EBITDA Outlook
Announces Warrant Repurchase Program

MILWAUKEE, February 24, 2015 -- Jason Industries, Inc. (NASDAQ: JASN) (NASDAQ: JASNW) (the “Company” or “Jason” or “we” or “our”), parent company to a global family of manufacturing leaders in the seating, finishing, components and automotive acoustics markets, today reported the following financial results for its fourth quarter and full year ended December 31, 2014:

Highlights:

•	Fourth quarter 2014 net sales of $164.2 million and fourth quarter Adjusted EBITDA of $18.9 million

◦	Seating segment Adjusted EBITDA grew 4.6% compared with the prior year quarter

◦	Finishing segment net sales increased 2.8% and Adjusted EBITDA increased 77.0% compared with the prior year quarter

◦	Acoustics segment net sales increased 2.5% compared with the prior year quarter, with Adjusted EBITDA as a percentage of net sales of 8.4%

◦	Components segment net sales decreased 11.6% compared with prior year quarter, with improved Adjusted EBITDA as a percentage of net sales of 17.9% compared with 16.1% in the fourth quarter of 2013

•	Full year 2014 net sales of $702.5 million and full year Adjusted EBITDA of $77.8 million

◦	Seating segment net sales grew by 4.0% compared with the prior year, with Adjusted EBITDA growth of 1.6%

◦
Finishing segment net sales increased by 4.0% compared with the prior year, with Adjusted EBITDA growth of 49.1% over the prior year to $26.3 million. Finishing segment Adjusted EBITDA as a percentage of net sales improved to 14.0% compared with 9.8% in 2013

◦	Acoustics segment net sales grew 7.0% compared with the prior year

◦	Components segment smart meter volumes declined, resulting in segment sales of $124.3 million in 2014, a decrease of 4.9% compared with the prior year

David Westgate, Jason’s Chief Executive Officer, commented, “In a transformational year for Jason we built the public company foundation to support our strategies of generating strong organic revenue growth, margin expansion, and attractive acquisitions. We are committed to using these strategies to drive shareholder value. While we are not satisfied with our full year 2014 results, we remained focused on our revenue growth initiatives, achieving organic revenue growth of 4% in our Finishing and Seating segments, and 7% in our Acoustics segment during 2014. Margin expansion initiatives in our Finishing segment resulted in significant Adjusted EBITDA growth of 49.1% over 2013, with Adjusted EBITDA margins growing from 9.8% to 14.0% in 2014, and we continue to see future growth ahead.”

Westgate continued, “During the fourth quarter our Acoustics segment successfully completed the transition of production from its Norwalk, Ohio facility to the expanded Battle Creek, Michigan facility and a new state-of-the-art facility in Warrensburg, Missouri. We continue to expect the Acoustics segment to return to Adjusted EBITDA margins in line with historical averages in the first quarter of 2015. In our Components segment, Adjusted EBITDA margin returned to more normalized levels as a result of cost countermeasures executed in the fourth quarter and continued strength in rail volumes.”

Fourth Quarter Financial Results:

On June 30, 2014, the Company completed its previously announced acquisition of Jason Partners Holdings Inc. (the “Predecessor”) (the “Business Combination”), at which point Jason, the Successor, became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of the Successor on or after June 30, 2014 are not comparable to the consolidated financial statements of the Predecessor prior to that date. However, for the readers’ convenience the Company has combined net sales and Adjusted EBITDA in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period January 1, 2014 through June 29, 2014. Net sales and Adjusted EBITDA were not significantly affected by acquisition accounting.

Net sales were $164.2 million for the fourth quarter of 2014, a decrease of $0.9 million, or 0.6%, compared with $165.1 million for the same period of 2013, reflecting increased net sales in the Acoustics, Finishing, and Seating segments offset by decreased net sales in the Components segment. For the full year, revenue was $702.5 million compared with $680.8 million in 2013, an increase of 3.2%.

During the fourth quarter of 2014, the Company reported a net loss of $4.2 million compared with a net loss of $2.7 million in the fourth quarter of 2013. Net loss during the fourth quarter of 2014 was impacted by incremental after-tax non-cash depreciation and amortization expense of $0.6 million and $1.3 million, respectively, resulting from fair value write-ups of assets in accounting for the Business Combination. Share-based compensation expense of $1.3 million related to new equity awards granted during 2014 and $0.7 million of incremental transaction-related costs, net of tax, unfavorably impacted net loss compared with the fourth quarter of 2013.

Adjusted EBITDA was $18.9 million in the fourth quarter of 2014, an increase of 11.2% compared with $17.0 million in the prior year quarter. The increase was primarily due to Adjusted EBITDA margin growth in the Finishing and Seating segments, partially offset by operational inefficiencies in the Acoustics segment related to the accelerated closure of the Norwalk facility in the fourth quarter of 2014.

At the end of the fourth quarter, cash and cash equivalents were $62.3 million, with approximately $45.0 million of availability on revolving credit facilities. Net debt to EBITDA on a trailing twelve month basis was 4.72x as of the end of the fourth quarter. The Company’s effective tax rate for the successor period in 2014 was 36.1%.

Fourth Quarter Segment Results:

Seating
Net sales of $34.6 million in the fourth quarter were 0.8% higher compared with the same period in 2013, principally driven by increases in volumes in motorcycle OEM and construction seats, partially offset by lower volumes of after-market motorcycle parts and accessories. Adjusted EBITDA increased 4.6% to $4.8 million compared with $4.6 million during the fourth quarter in 2013. The increase was primarily due to lower material and overhead costs.

Finishing
Finishing segment net sales of $45.7 million in the fourth quarter increased $1.2 million or 2.8% compared with the fourth quarter in 2013 due to improved pricing and increased volumes, partially offset by an unfavorable foreign currency impact of $2.1 million. Adjusted EBITDA increased to $7.0 million in the fourth quarter, compared to $4.0 million in the fourth quarter of 2013. Adjusted EBITDA was impacted by foreign currency, structural improvements in material pricing and productivity, as well as increased volumes during the fourth quarter of 2014.

Acoustics
Acoustics segment net sales in the fourth quarter were $54.8 million, an increase of 2.5% compared with the fourth quarter in 2013. The increase was driven by increased volumes and new platforms launched during the fourth quarter of 2014 as compared with the fourth quarter of 2013. Foreign currency translation negatively impacted net sales by approximately 1.1% in the fourth quarter as compared with the prior year quarter.
Adjusted EBITDA was $4.6 million in the fourth quarter of 2014 compared with $5.2 million in the prior year quarter. The decrease was caused partially by operational inefficiencies associated with the accelerated closure of the Acoustics segment manufacturing facility in Norwalk, Ohio and capacity expansion at the manufacturing facility in Battle Creek, Michigan, which were successfully completed during the fourth quarter. These operational inefficiencies negatively impacted Adjusted EBITDA by approximately $0.5 million and $7.0 million for the fourth quarter and full year in 2014, respectively. Adjusted EBITDA as a percentage of net sales improved 50 basis points to 8.4% in the fourth quarter compared with the third quarter of 2014 as the transition of production from Norwalk was completed during the quarter. Acoustics segment operating results are expected to return to historical levels in the first quarter of 2015.
The Acoustics segment also began production during the fourth quarter at its new manufacturing facility in Warrensburg, Missouri. The new 155,000 square foot facility continues to optimize the Acoustics operational footprint to bring our facilities closer to customers.

Components
Net sales in the Components segment in the fourth quarter were $29.0 million, compared with $32.8 million in the prior year quarter. The decrease in net sales was the result of a decline in volumes of smart utility meter components, as a significant customer continued to in-source component production in line with the Company’s expectations, partially offset by strong railcar component sales.

Fourth quarter Adjusted EBITDA was $5.2 million, compared with $5.3 million in the prior year period, and was impacted by lower net sales, partially offset by lower operating costs. Adjusted EBITDA as a percentage of net sales improved to 17.9% in the fourth quarter, compared with 3.5% in the third quarter of 2014 and 16.1% in the fourth quarter of 2013, resulting from improved mix with stronger sales of railcar components and lower operating costs.

Fiscal 2015 Outlook:

For fiscal 2015, Jason expects revenue growth in the range of 1 to 3 percent, with net sales in the range of $710 to $725 million and Adjusted EBITDA in the range of $84 to $90 million. On a constant currency basis, Jason expects revenue growth in the range of 4 to 6 percent. Our guidance is based on consistent currency rates during 2015 and does not include the impact of any future acquisitions.

Westgate commented, “We expect continued strong growth and margin expansion in 2015 resulting from leveraging the Jason Business System. This focus will result in organic and inorganic revenue growth and improved performance from operational excellence initiatives across our businesses. Product innovation and attractive customer value propositions will drive organic growth, including new underbody products in our Acoustics segment, new construction and agriculture products designed for global markets in our Seating segment, further market penetration in the rail and industrial industries in our Components business, and innovative product solutions in our Finishing segment. Our acquisition pipeline continues to build as we evaluate attractive opportunities for inorganic growth. We enter 2015 with strong momentum toward execution of our core strategies and building shareholder value.”

Warrant Repurchase Program:

The Company also announced that its Board of Directors approved a new warrant repurchase program. The program authorizes management to repurchase in the aggregate up to $5 million of the outstanding warrants to purchase common stock of Jason Industries. Repurchases may be made by the Company from time to time in open-market or privately-negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The repurchase program does not obligate the Company to make repurchases at any specific time or situation. The repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice.

Conference Call:

The Company will hold a conference call to discuss its fourth quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international). Participants should ask for the Jason Industries fourth quarter earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13600811. The telephonic replay will be available until 11:59 pm (Eastern Time), March 3, 2015. The online replay will be available on the website immediately following the call.

About Jason Industries
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wis., Jason employs more than 4,000 individuals in 15 countries.

Forward Looking Statements
This press release may include “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

More information on potential factors that could affect the Company’s financial condition and operating results is included in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2014, and in the Company’s other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information

Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. A reconciliation of non-GAAP financial measures to GAAP financial measures is included with the financial information in this press release.

EBITDA and Adjusted EBITDA - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, Newcomerstown fire losses and gains, multiemployer pension plan withdrawal expense (gain), purchase accounting adjustments, sponsor fees and expenses, and non-cash share based compensation expense.
Management believes that Adjusted EBITDA provides a clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Contact Information

Investor Relations
Richard Zubek
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Successor		Predecessor
	Three Months Ended	June 30, 2014 Through	January 1, 2014 Through	Three Months Ended	Year Ended
	December 31, 2014	December 31, 2014	June 29, 2014	December 31, 2013	December 31, 2013
Net sales	$164,167	$325,335	$377,151	$165,113	$680,845
Cost of goods sold	132,913	270,676	294,175	131,779	527,371
Gross profit	31,254	54,659	82,976	33,334	153,474
Selling and administrative expenses	27,102	57,183	54,974	28,808	108,889
Newcomerstown fire gain - net	—	—	—	—	(12,483)
Loss on disposals of property, plant and equipment - net	57	57	338	48	22
Restructuring	1,028	1,131	2,554	2,166	2,950
Transaction-related expenses	1,129	2,533	27,783	58	1,073
Multiemployer pension plan withdrawal gain	—	—	—	—	(696)
Operating (loss) income	1,938	(6,245)	(2,673)	2,254	53,719
Interest expense	(8,363)	(16,172)	(7,301)	(3,879)	(20,716)
Equity income	211	381	831	820	2,345
Gain from sale of joint ventures	—	—	3,508	—	—
Gain from involuntary conversion of property, plant and equipment	—	—	—	—	6,351
Other income - net	110	167	107	458	636
(Loss) income before income taxes	(6,104)	(21,869)	(5,528)	(347)	42,335
Tax (benefit) provision	(1,913)	(7,889)	(573)	2,372	18,247
Net (loss) income	$(4,191)	$(13,980)	$(4,955)	$(2,719)	$24,088
Less net loss attributable to noncontrolling interests	(708)	(2,362)	—	—	—
Net (loss) income attributable to Jason Industries	$(3,483)	$(11,618)	$(4,955)	$(2,719)	$24,088
Accretion of preferred stock dividends and redemption premium	900	1,810	—	254	2,405
Net (loss) income available to common shareholders of Jason Industries	$(4,383)	$(13,428)	$(4,955)	$(2,973)	$21,683

Net (loss) income per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.20)	$(0.61)	$(4,955)	$(2,973)	$21,683
Weighted average number of common shares outstanding:
Basic and diluted	21,991	21,991	1	1	1
Cash dividends paid per common share	$—	$—	$—	$—	$43,055

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	Successor	Predecessor
	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$62,279	$16,318
Accounts receivable - net	80,080	77,003
Inventories - net	80,546	72,259
Deferred income taxes	11,105	6,755
Investments in partially-owned affiliates held for sale	—	8,211
Other current assets	23,087	19,746
Total current assets	257,097	200,292
Property, plant and equipment - net	176,478	126,286
Goodwill	156,106	34,198
Other intangible assets - net	198,683	49,131
Other assets - net	21,040	13,110
Total assets	$809,404	$423,017

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$5,375	$6,904
Accounts payable	57,704	58,042
Accrued compensation and employee benefits	14,035	20,831
Accrued interest	199	2,998
Other current liabilities	21,759	23,548
Total current liabilities	99,072	112,323

Long-term debt	415,306	235,831
Deferred income taxes	91,205	27,774
Other long-term liabilities	21,146	16,617
Total liabilities	626,729	392,545

Commitments and contingencies

Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized, 45,000 shares issued and outstanding at December 31, 2014)	$45,000	$—
Jason (Predecessor) common stock, $0.001 par value (1,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2013)	—	—
Jason Industries (Successor) common stock, $0.0001 par value (120,000,000 shares authorized, 21,990,666 shares issued and outstanding at December 31, 2014)	2	—
Additional paid-in capital	140,312	25,358
Retained (deficit) earnings	(21,539)	4,640
Accumulated other comprehensive (loss) income	(12,065)	474
Shareholders’ equity attributable to Jason Industries	151,710	30,472
Noncontrolling interests	30,965	—
Total equity	182,675	30,472
Total liabilities and equity	$809,404	$423,017

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Successor	Predecessor
	June 30, 2014 Through	January 1, 2014 Through	Year Ended
	December 31, 2014	June 29, 2014	December 31, 2013
Cash flows from operating activities
Net (loss) income	$(13,980)	$(4,955)	$24,088
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation	13,180	10,125	21,581
Amortization of intangible assets	7,195	2,727	5,424
Amortization of deferred financing costs and debt discount	1,508	426	935
Write-off of deferred financing costs due to debt extinguishment	—	—	1,423
Multiemployer pension plan withdrawal expense (gain)	—	—	(696)
Equity income, net of dividends	(381)	(831)	(1,345)
Deferred income taxes	(9,784)	(5,156)	4,597
Loss on disposals of property, plant and equipment - net	57	338	22
Gain from sale of joint ventures	—	(3,508)	—
Gain from involuntary conversion of property, plant and equipment	—	—	(6,351)
Non-cash stock compensation	4,129	7,661	195
Net increase (decrease) in cash due to changes in:
Accounts receivable	15,015	(20,632)	(6,628)
Inventories	556	(5,602)	333
Insurance receivable	—	—	2,634
Other current assets	(5,067)	(1,860)	504
Accounts payable	(7,332)	7,266	2,499
Accrued compensation and employee benefits	(6,428)	5,535	451
Accrued interest	127	(2,634)	2,849
Liabilities related to fire	(212)	(188)	(776)
Accrued transaction costs	(9,821)	16,807	—
Other - net	3,632	(1,278)	6,339
Total adjustments	6,374	9,196	33,990
Net cash (used) provided by operating activities	(7,606)	4,241	58,078

	Successor	Predecessor
	June 30, 2014 Through	January 1, 2014 Through	Year Ended
	December 31, 2014	June 29, 2014	December 31, 2013
Cash flows from investing activities
Acquisition of Jason, net of cash acquired	(489,169)	—	—
Proceeds from disposals of property, plant and equipment	89	159	1,035
Proceeds from sale of joint ventures	—	11,500	—
Insurance proceeds related to property, plant and equipment	—	—	6,512
Payments for property, plant and equipment	(15,359)	(10,998)	(25,609)
Acquisitions of patents	(121)	(33)	(161)
Other investing activities	(444)	(490)	—
Net cash (used) provided by investing activities	(505,004)	138	(18,223)

Cash flows from financing activities
Payment of capitalized debt issuance costs	(13,104)	(444)	(3,995)
Payments of deferred underwriters fees	(5,175)	—	—
Redemption of redeemable common stock	(26,101)	—	—
Proceeds on issuance of preferred stock	45,000	—	—
Payments of preferred stock issuance costs	(2,500)	—	—
Warrant tender offer	(6,609)	—	—
Payments of previous U.S. term loan	—	—	(178,534)
Proceeds from 2013 U.S. term loan	—	—	235,000
Payments of 2013 U.S. term loan	—	(1,175)	(5,563)
Proceeds from First Lien and Second Lien term loans	412,477	—	—
Payments of First Lien and Second Lien term loans	(775)	—	—
Proceeds from U.S. revolving loans	—	64,725	27,690
Payments of U.S. revolving loans	—	(53,725)	(27,690)
Proceeds from other long-term debt	3,043	1,383	3,202
Payments of other long-term debt	(4,644)	(3,868)	(11,882)
Payments of preferred stock redemptions	—	—	(48,415)
Payments of preferred stock dividends	(910)	—	—
Payments of common stock dividends	—	—	(43,055)
Net cash provided (used) by financing activities	400,702	6,896	(53,242)
Effect of exchange rate changes on cash and cash equivalents	(2,890)	(122)	148
Net (decrease) increase in cash and cash equivalents	(114,798)	11,153	(13,239)

Cash and cash equivalents, beginning of period	177,077	16,318	29,557
Cash and cash equivalents, end of period	$62,279	$27,471	$16,318

Jason Industries, Inc.
Financial Results by Segment
(In thousands) (Unaudited)

	Successor	Predecessor	Combined	Predecessor
	Three months Ended		Year Ended
	December 31,		December 31,
(in thousands, except percentages)	2014	2013	2014	2013
Seating
Net sales	$34,648	$34,359	$171,911	$165,245
Adjusted EBITDA	4,769	4,558	26,005	25,601
Adjusted EBITDA % of net sales	13.8%	13.3%	15.1%	15.5%

Finishing
Net sales	$45,714	$44,484	$187,587	$180,406
Adjusted EBITDA	7,045	3,981	26,274	17,619
Adjusted EBITDA % of net sales	15.4%	8.9%	14.0%	9.8%

Acoustics
Net sales	$54,774	$53,429	$218,737	$204,494
Adjusted EBITDA	4,625	5,178	18,588	23,426
Adjusted EBITDA % of net sales	8.4%	9.7%	8.5%	11.5%

Components
Net sales	$29,031	$32,841	$124,251	$130,700
Adjusted EBITDA	5,206	5,271	17,245	22,898
Adjusted EBITDA % of net sales	17.9%	16.1%	13.9%	17.5%

Corporate
Adjusted EBITDA	$(2,774)	$(2,015)	$(10,264)	$(9,774)

Consolidated
Net sales	$164,167	$165,113	$702,486	$680,845
Adjusted EBITDA	18,871	16,973	77,848	79,770
Adjusted EBITDA % of net sales	11.5%	10.3%	11.1%	11.7%

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	Predecessor							Combined*	Successor	Combined*
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
Seating
Net sales	$52,937	$44,476	$33,473	$34,359	$165,245	$52,291	$52,587	$32,385	$34,648	$171,911
Adjusted EBITDA	9,319	7,368	4,356	4,558	25,601	8,111	9,557	3,568	4,769	26,005
Adjusted EBITDA % net sales	17.6%	16.6%	13.0%	13.3%	15.5%	15.5%	18.2%	11.0%	13.8%	15.1%

Finishing
Net sales	$45,061	$46,702	$44,159	$44,484	$180,406	$46,583	$50,109	$45,181	$45,714	$187,587
Adjusted EBITDA	4,416	4,622	4,600	3,981	17,619	6,003	7,529	5,697	7,045	26,274
Adjusted EBITDA % net sales	9.8%	9.9%	10.4%	8.9%	9.8%	12.9%	15.0%	12.6%	15.4%	14.0%

Acoustics
Net sales	$48,403	$53,903	$48,759	$53,429	$204,494	$53,007	$56,923	$54,033	$54,774	$218,737
Adjusted EBITDA	5,145	7,292	5,811	5,178	23,426	4,439	5,237	4,287	4,625	18,588
Adjusted EBITDA % net sales	10.6%	13.5%	11.9%	9.7%	11.5%	8.4%	9.2%	7.9%	8.4%	8.5%

Components
Net sales	$33,268	$31,115	$33,476	$32,841	$130,700	$34,655	$30,996	$29,569	$29,031	$124,251
Adjusted EBITDA	5,395	5,563	6,669	5,271	22,898	6,539	4,474	1,026	5,206	17,245
Adjusted EBITDA % net sales	16.2%	17.9%	19.9%	16.1%	17.5%	18.9%	14.4%	3.5%	17.9%	13.9%

Corporate
Adjusted EBITDA	$(2,072)	$(2,553)	$(3,134)	$(2,015)	$(9,774)	$(2,964)	$(3,037)	$(1,489)	$(2,774)	$(10,264)

Consolidated
Net sales	$179,669	$176,196	$159,867	$165,113	$680,845	$186,536	$190,615	$161,168	$164,167	$702,486
Adjusted EBITDA	22,203	22,292	18,302	16,973	79,770	22,128	23,760	13,089	18,871	77,848
Adjusted EBITDA % net sales	12.4%	12.7%	11.4%	10.3%	11.7%	11.9%	12.5%	8.1%	11.5%	11.1%

*Note: The application of acquisition accounting for the Business Combination significantly affected certain assets, liabilities, and expenses. As a result, financial information in the period June 30, 2014 through December 31, 2014 is not comparable to Jason’s predecessor financial information. Therefore, we did not combine certain financial information in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor financial information in the period January 1, 2014 through June 29, 2014 for comparison to prior periods. We have combined our net sales and Adjusted EBITDA in (1) the period June 30, 2014 through September 26, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period June 28, 2014 through June 29, 2014, which comprises Jason’s fiscal third quarter, and (2) in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period January 1, 2014 through June 29, 2014, which comprises Jason’s fiscal full year 2014. Net sales and Adjusted EBITDA were not affected by acquisition accounting.

Jason Industries, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(In thousands, unaudited)

	Predecessor								Successor
								June 28, 2014 Through June 29, 2014	June 30, 2014 Through September 26, 2014
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	3Q	4Q
	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014
Net income (loss)	$2,641	$10,264	$13,902	$(2,719)	$24,088	$7,735	$5,237	$(17,928)	$(9,789)	$(4,191)
Tax provision	1,420	5,793	8,662	2,372	18,247	4,492	588	(5,652)	(5,976)	(1,913)
Interest expense	9,780	3,579	3,478	3,879	20,716	3,495	3,724	82	7,809	8,363
Depreciation and amortization	6,720	6,360	6,756	7,169	27,005	6,324	6,528	—	10,377	9,998
Loss (gain) on disposals of fixed assets—net	5	35	(66)	48	22	123	215	—	—	57
EBITDA	20,566	26,031	32,732	10,749	90,078	22,169	16,292	(23,498)	2,421	12,314
Adjustments:
Restructuring(1)	72	100	612	2,166	2,950	647	1,907	—	103	1,028
Transaction-related expenses(2)	17	998	—	58	1,073	1,541	3,233	23,009	1,404	1,129
Integration and other restructuring costs(3)	—	—	15	1,024	1,039	993	2,047	—	7,587	2,334
2013 Refinancing Transactions - Advisory, legal, professional fees and special bonuses(4)	1,477	217	76	3,161	4,931	—	—	—	—	—
Newcomerstown net Fire costs (income) and related items(5)	(208)	(4,635)	(13,991)	—	(18,834)	—	—	—	—	—
Adjustment for non-discrete fire costs(6)	—	—	(1,419)	—	(1,419)	—	—	—	—	—
Multiemployer pension plan withdrawal expense (gain)(7)	—	(696)	—	—	(696)	—	—	—	—	—
Gain on claim settlement(8)	—	—	—	(455)	(455)	—	—	—	—	—
Sponsor fees(9)	279	277	277	270	1,103	286	281	—	—	—
Gain from sale of joint ventures(10)	—	—	—	—	—	(3,508)	—	—	—	—
Share-based compensation(11)	—	—	—	—	—	—	—	—	2,063	2,066
Total adjustments	1,637	(3,739)	(14,430)	6,224	(10,308)	(41)	7,468	23,009	11,157	6,557
Adjusted EBITDA	$22,203	$22,292	$18,302	$16,973	$79,770	$22,128	$23,760	$(489)	$13,578	$18,871

(1)
Restructuring includes costs associated with exit or disposal activities as defined by US GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases. During 2014, such costs relate to the closure of the Norwalk, Ohio facility.

(2)
Transaction-related expenses primarily consist of professional service fees related to the Business Combination and other related transactions, as well as the Company’s acquisition and divestiture activities.

(3)
Integration and other restructuring costs includes equipment move costs and incremental facility preparation and related costs incurred in connection with the closure of the Norwalk, Ohio facility and the start-up of a new Acoustics segment facility in Warrensburg, Missouri. Such costs are not included in restructuring for US GAAP purposes. During the period June 30, 2014 through December 31, 2014, integration and other restructuring costs includes $5.8 million of increased inventory costs recognized in cost of goods sold resulting from recording inventory at fair value in acquisition accounting for the Business Combination.

(4)	Represents professional fees, expenses and special employee bonuses paid in connection with the 2013 Refinancing Transactions.

(5)	Represents the net gain relating to incremental costs, operating inefficiencies, business interruption matters and involuntary conversions of equipment associated with the Newcomerstown Fire.

(6)	Represents the non-discrete operating inefficiencies associated with the Newcomerstown Fire that were incurred in 2012 and recovered from the insurance carrier during 2013.

(7)	Represents the expense (income) associated with the 2012 decision to withdraw from a union-sponsored and trusteed multiemployer pension plan at Morton.

(8)	Represents the elimination of a one-time gain associated with the settlement of a contractual dispute related to the 2011 acquisition of Morton.

(9)	Represents fees and expenses paid by Jason to Saw Mill Capital LLC and Falcon Investment Advisors, LLC under the Management Service Agreement dated September 21, 2010.

(10)	Represents the gain on sale of the 50% equity interests in two joint ventures that was completed during the first quarter of 2014.

(11)	Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan.